Exhibit 99.(p)(3)

Amerivest Investment Management, LLC

Code of Business Conduct and Ethics

Adopted January 31, 2005

(Revised August 29, 2008)

Amerivest Investment Management, LLC

Code of Business Conduct and Ethics

Index:

I.                                         Purpose and Background

II.                                     Applicability

III.                                 Standards of Business Conduct and Ethics

A.           Honest and Ethical Conduct

B.             Compliance with Laws, Rules and Regulations

C.             Full, Fair, Accurate, Timely and Understandable Public Disclosure

IV.                                 Additional Standards and Policies

A.           Holdings Reports

B.             Trading of Securities

C.             Sub-Advisory Activities

D.            Protection of Intellectual Property

E.              Protection of Confidential Information

F.              Corporate Opportunity

G.             Fair Dealing

H.            Equal Employment Opportunity and Harassment

I.                 Protection and Use of Company Assets

J.                Record Keeping

V.                                     Reporting Violations

A.           Reporting Violations of the Code

B.             Anonymous Reporting of Violations

C.             Anti-Retaliation

VI.                                 Compliance and Accountability

Appendix A, Defined Terms

Appendix B, Holdings and Transaction Reports

Amerivest Investment Management, LLC

Code of Business Conduct and Ethics

I.                                         Purpose and Background

This Code of Business Conduct and Ethics (this “Code”) is designed (a) to promote (i) honest and ethical conduct, (ii) compliance with applicable laws, rules and regulations, and (iii) full, fair, accurate, timely and understandable disclosure in the reports and documents that Amerivest Investment Management, LLC (herein called “Amerivest” or the “Company”) files with or submits to the Securities and Exchange Commission (the “SEC”) and in other public communications made by Amerivest (collectively, the “Public Disclosures”), (b) to deter wrongdoing, and (c) to help foster an atmosphere of ethical and prudent conduct throughout the Company.  This Code outlines the broad principles of legal and ethical business conduct embraced by Amerivest.  It is not a complete list of legal or ethical standards applicable to the managers, officers or associates (i.e. employees) of the Company.

In addition to this Code, (i) the Company has adopted policies addressing specific issues, including, but not limited to, those expressed or referenced in the Company’s Supervisory Procedures Manual, some of which are cross-referenced in this Code, and (ii) the Company’s managers, officers and associates are subject to the policies and procedures of the Company’s ultimate Parent, TD AMERITRADE Holding Corporation (“TDA”) and its other broker dealer  subsidiaries, some of which also are cross-referenced in this Code.  These policies are not part of this Code but they are important and you are required to familiarize yourself and comply with such policies.

II.                                     Applicability

This Code applies to all managers, officers and associates of the Company as well as any other persons who are subject to its supervision and control.  Such persons fall within the category of “Supervised Persons” as defined in Section 202(a)(25) of the Investment Advisers Act of 1940 (the “Advisers Act”) and are herein called “Supervised Persons”.  Those Supervised Persons of the Company who may have access to non-public information relating to the Company’s advisory activities would also be deemed to be “Access Persons” under Rule 204A-1 and are herein called “Access Persons”. Generally, Supervised Persons of Amerivest will not be considered Access Persons because of the limited business model of Amerivest, which deals exclusively with asset allocation models involving exchange-traded funds (“ETFs”) and cash investment vehicles such as money market funds and does not involve any individual securities recommendations or discretionary account management by Amerivest or its associates. This Code constitutes the Code of Ethics required of all investment advisors registered with the SEC pursuant to Rule 204A-1 under the Advisers Act.  On an annual basis the Company is required to provide each Supervised Person with a copy of this Code and any amendments thereto.  Supervised Persons will be required to acknowledge receipt of this Code and any amendments in a manner selected by the Company.

The Code also should be provided to and generally followed by the Company’s agents and representatives, including contract or temporary personnel and outside consultants.

III.                                 Standards of Business Conduct and Ethics

A.                                    Honest and Ethical Conduct

All Supervised Persons shall act in accordance with high standards of honest and ethical conduct, including taking appropriate actions to permit and facilitate the ethical handling and resolution of actual or apparent conflicts of interest between personal and professional relationships. These standards are premised on fundamental principles of openness, integrity, honesty and trust.  While these standards do not prohibit any action that is in compliance with the Advisers Act and the federal securities laws, the Company places a high value on honest and ethical conduct and expects Supervised Persons to act accordingly.

B.                                    Compliance with Laws, Rules and Regulations

In performing his or her duties, Supervised Persons shall take appropriate action within his or her areas of responsibility to cause the Company to comply, with applicable governmental laws, rules, and regulations, including the Advisers Act and the federal securities laws.  In particular, each Supervised Person shall be mindful at all times of the fiduciary duty the Company has to its clients under the Advisers Act.  In short, that duty requires that the Company act in the best interest of its clients.  This includes the duty to exercise the utmost good faith in dealings with clients, to make full disclosure of all material facts and to employ reasonable care to avoid misleading clients.

C.                                    Full, Fair, Accurate, Timely and Understandable Public Disclosure

In performing his or her duties, Supervised Persons who are responsible for or otherwise involved in the process of preparation or review of Amerivest’s Public Disclosures shall take appropriate action within his or her areas of responsibility to cause the Company’s public disclosures to be full, fair, accurate, timely, and understandable.

Each Supervised Persons who is called upon to provide information in connection with the Public Disclosure process shall take appropriate and prompt action to provide full and accurate information to those Supervised Persons who are responsible for or otherwise involved in the process of preparation or review of the Company’s Public Disclosures.

IV.                                Additional Standards and Policies

A.                                    Holdings and Transaction Reports

SEC Rule 204A-1(b)(1) requires each Access Person to complete an initial holdings report within 10 days of becoming an Access Person and at least once each 12-month period  thereafter for “reportable securities”  Furthermore, SEC Rule 204A-1(b)(2) requires Access Persons to submit quarterly securities transactions reports.

Access persons must submit holdings and transaction reports for “reportable securities” in which the access person has, or acquires, any direct or indirect “beneficial ownership”. Generally, an access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person’s household.  If any Access Person has a question about whether he or she beneficially owns a security, he or she should consult the Chief Compliance Officer.

The information in the holdings report must be current as of a date no more than 45 days prior to the dates the person becomes an Access Person and must contain, at a minimum:

•                  The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

•                  The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•                  The date the Access Person submits the report.

The quarterly securities transaction report must be submitted no later than 30 days after the end of each calendar quarter.  Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of a the transaction, any direct or indirect beneficial ownership:

•                  The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

•                  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•                  The price of the security at which the transaction was effected;

•                  The name of the broker, dealer or bank with or through which the transaction was effected; and

•                  The date the access person submits the report.

Exceptions from reporting requirements;

•                  Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

•                  A transaction report with respect to transactions effected pursuant to an automatic investment plan;

•                  A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that you hold in your records so long as you receive the confirmations and statements no later than 30 days after the end of the applicable calendar quarter.

The review of Access Persons’ holding and transaction reports by the Chief Compliance Officer or his designee will focus primarily on whether the Access Person followed the required advance approval procedures as described below because the limited business model of Amerivest deals exclusively with the asset allocation models involving exchange-traded funds (“ETFs”) and cash investment vehicles such as money market funds and does not involve any specific securities recommendations or discretionary account management by Amerivest or its associates.

B.                                    Trading of Securities

Supervised Persons must not buy or sell securities on the basis of material nonpublic information relating to the Company’s ultimate parent, TDA, or any other issuer of securities or communicate material, non-public information to another person who buys or sells securities on the basis of the information.  As employees of TDA, Supervised Persons are subject to the TDA Trading Policy including the following:

Any Associate who is aware of material, non-public information regarding TDA, or any other company, must not buy or sell TDA securities, or the securities of such other company, until after such information has been effectively disclosed to the public. Except as necessary to fulfill the responsibilities of his or her employment or position with TDA, any Associate who is aware of material, non-public information regarding TDA or any other company must not disclose any such information to any other person until after such information has been effectively disclosed to the public.

In general, information is material if there is a substantial likelihood that it would be considered important by an investor in making a decision regarding the purchase or sale of the securities of, or options on, a publicly traded company, including TDA stock. To be material, there must be a substantial likelihood that a reasonable investor would have viewed the information as having significantly altered the total mix of available information. Both positive and negative information can be material.

When in doubt about the materiality of the information or whether it has been publicly disclosed, you should assume that the information is material and has not been publicly disclosed, and, therefore, refrain from trading or communicating the information to other persons except as necessary to fulfill the responsibilities of your employment or position with TDA.

The policy also covers purchases and sales of securities by (1) your spouse, minor children, other persons living in your household, and non-emancipated adult children (collectively, “family members”), (2) trusts established for the benefit of you, your family members or any other relative as to which trusts you have sole or shared voting or investment power and (3) entities in which you or your family members have sole voting or investment power or as to which you or your family members have shared voting or investment power and pecuniary interests of more than 50% (collectively, “controlled entities”). Please keep in mind that you are precluded from

“tipping” or disclosing non-public information about TDA or any other company to any third person except as necessary to fulfill your responsibilities or duties to TDA. Such third persons include, for example, parents, siblings, children, in-laws, significant others, friends and acquaintances.

Rule 204A-1 under the Advisors Act requires that Access Persons be subject to advance approval requirements in two circumstances:  (i) investing in an initial public offering (“IPO”) and (ii) investing in a private placement of securities.  These requirements stem from concern that an Access Person’s participation in either type of transaction would raise questions as to whether the investment opportunity should be offered instead to the advisor or its parent or its clients and whether the person might be receiving a personal benefit for directing business.  Amerivest goes further than required as to IPOs, barring Access Persons from participating in them at all.  Amerivest requires pre-clearance as to Access Persons investing in any private placement of securities.   Any such pre-clearance request should be directed to the Company’s Chief Compliance Officer.

C.                                 Sub-Advisory Activities

As a Sub-Advisor for TDX Independence Funds, Inc. (“TDX Funds”), Amerivest will provide oversight to include review of the portfolio of securities of each TDX Fund in accordance with the terms of the Fund’s Prospectus and Statement of Additional Information, assistance in the resolution of any pricing issues and assistance in the development of trading strategies. These functions are assigned to the Director of Portfolios for Amerivest.  The Director of Portfolios, any persons under this supervision and all other persons who acquire through their employment material nonpublic information with regards to the TDX Funds are considered “TDX Affiliated Persons”.  TDX Affiliated Persons are prohibited from disclosing or using any material nonpublic information with regards to the TDX Funds, except as appropriate in connection with the rendering of services per the sub-advisory agreement.

TDX Affiliated Persons are subject to certain trading restrictions particularly the buying or selling of any security which will be added or deleted from the Funds.  TDX Affiliated Persons will be restricted from trading in their personal accounts (and accounts in which the TDX Affiliated Person has any direct or indirect “Beneficial Ownership”) in any security that they know or reasonably know will be added or deleted from any of the TDX Funds and related Indexes. The restriction also includes derivative products of the securities being considered. The TDX supplement to the Amerivest’s Written Supervisory Procedures Manual contains detailed information about these requirements.

D.                                    Protection of Intellectual Property

It is the Company’s policy to protect the intellectual property developed, licensed or otherwise owned by the Company.  Supervised Persons should refer to TDA’s Intellectual Property Protection Policy.

E.                                      Protection of Confidential Information

It is the Company’s policy to protect the following information from unauthorized disclosure or use:

•                  Confidential information about the Company and its clients, including material nonpublic information about the Company’s securities recommendations, client securities holdings and transactions, business, financial, technical, research and development, personnel and personal information; and

•                  Any information that the Company obtains from another company or person in confidence under a nondisclosure agreement.

Company policy also involves taking reasonable measures to establish proprietary rights to trade secrets and to avoid infringement of others’ intellectual property rights.  Supervised Persons should refer to TDA’s Confidential Information Protection Policy.

F.                                      Corporate Opportunity

Each of the Supervised Persons owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  A Supervised Person, may not compete against the Company or take for himself or herself, or direct to a third party an opportunity that would be an appropriate opportunity for the Company that is discovered in the course of such person’s service to or employment by the Company or through the use of the Company’s property or information, unless the Company has already been offered the opportunity and turned it down.

G.                                    Fair Dealing

It is the Company’s policy to engage in honest business competition.  It does not seek competitive advantages through illegal or unethical business practices.  In furtherance of this policy, each of the Supervised Persons should deal fairly with all other Supervised Persons and the clients, service providers, and suppliers of the Company.

No Supervised Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentations of material facts, or any unfair dealing practice.

Fair dealing requires that the Company deal with competitors at arm’s length.  For example, agreements to restrain trade by setting prices with competitors violate antitrust laws designed to encourage competition.  Fair dealing also requires that Supervised Persons not make illegal payments—which could include gifts, favors, entertainment and cash—to government officials.  Each of the Supervised Persons must comply with the Foreign Corrupt Practices Act, which generally prohibits giving anything of value, directly or indirectly, to foreign government officials or political candidates in order to obtain or retain business. The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. Supervised Persons should refer to the Company’s Gifts and Gratuities Policy, which is the one set forth in the TDA Associate Handbook.

H.                                    Equal Employment Opportunity and Harassment

It is the Company’s policy to provide equal employment opportunities in all aspects of employment and the Company prohibits discrimination of any kind.  The Company expects each of the Supervised Persons to act in a manner consistent with its equal employment opportunity policy.

The Company is committed to a work environment which fosters teamwork and cooperation and in which all individuals are treated with respect and dignity.  Accordingly, it is the continuing policy of the Company to ensure that harassment will not be tolerated. This includes associates, applicants for employment, temporary workers, contractors, vendors, service providers, clients or others with whom associates may interact in the workplace.

Supervised Persons again should refer to the TDA Associate Handbook, which provides additional information regarding the Company’s equal employment opportunity, harassment, and other policies.

I.                                         Protection and Use of Company Assets

Each of the Supervised Persons should protect the assets of the Company, including records and confidential information, and ensure their efficient use.  All assets of the Company should be used for legitimate business purposes only. In addition, Supervised Persons should refer to the TDA Delegation of Authority Policy, which provides controls relating to the approval of transactions, expenditures and other disposition of assets.

J.                                      Record Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions and to comply with applicable laws and regulations.  All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must accurately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.   Company records are maintained in accordance with the policies of the Company’s Parent, TDA its affiliated broker dealers pursuant to the Business Services Agreement between TD AMERITRADE Services Company, Inc and Amerivest and the records maintained are subject to the TDA Master Record Retention Schedule.

It is the Company’s policy to retain all records and documents necessary for the conduct of its business and as required by applicable laws, rules and regulations. Records and documents should be retained according to the Company’s record retention policies.   Records and documents should not be destroyed or discarded if they are the subject of an investigation (whether internal or by a governmental authority or self-regulatory organization) or a judicial, regulatory, administrative or other proceeding, including, but not limited to, records or documents that are requested in a subpoena or other information request in an investigation or proceeding. Questions regarding record and document retention in such situations should be addressed to the Company’s Chief Compliance Officer.

V.                                    Reporting Violations

A.                                    Reporting Violations of the Code

Each of the Supervised Persons shall promptly provide Amerivest’s Chief Compliance Officer with information concerning conduct such Supervised Person reasonably believes to constitute a violation of this Code or a material violation by the Company or its directors, officers or associates, of the securities laws, rules or regulations and other laws, rules or regulations applicable to the Company.  Alternatively, Supervised Persons may provide such information anonymously in accordance with subsection B below.

Any Supervised Person having a concern or complaint regarding questionable matters of the Company is encouraged to speak with his or her manager or submit the concern or complaint to Amerivest’s Chief Compliance Officer.   Such concerns or complaints may be submitted anonymously in accordance with subsection B below, in which case they will be treated as confidential subject to applicable law, rules and regulations.

B.                                    Anonymous Reporting of Violations

Any violation of this Code and any violation by the Company or a Supervised Person of the securities laws, rules or regulations, other laws, rules or regulations applicable to the Company or concerns or complaints regarding questionable accounting or auditing matters of the Company may be reported anonymously via TDA’s hotline provider, The Network, by calling
1-877-888-0002.

C.                                    Anti-Retaliation

Supervised Persons are encouraged to talk to supervisors, managers or other appropriate personnel about observed possible violations of this Code or laws, rules, or regulations.  It is the policy of the Company not to permit retaliation for good faith reports of misconduct by others and to promptly investigate reports received.  The Company strives to ensure that all of its associates can work in an environment free from retaliation.  Retaliation against an individual for reporting violations or participating in investigations relating to perceived violations of Company policies or this Code, or laws, rules or regulations is a violation of this Code and will subject the offender to disciplinary action, up to and including termination.  False and malicious complaints of retaliation may be the subject of appropriate disciplinary action as well.  This does not include any complaints made in good faith, even if it is determined that unlawful retaliation did not occur.

Supervised Persons who believe that they have been the victims of unlawful retaliation resulting from their lawful act of providing information to, or assisting an investigation performed by, the Company or any regulatory or government agency should immediately report their concerns to TDA’s Human Resource Department or anonymously as provided in subsection B above.  Any reported allegations of retaliation will be investigated promptly.  The investigation may include individual interviews with the persons involved and, where necessary, with individuals who may have observed the alleged conduct or may have other relevant knowledge. Each of the Supervised Persons is expected to cooperate in connection with the investigation. Confidentiality will be maintained throughout the investigatory process to the extent consistent with the need to conduct an adequate investigation and, where appropriate, take corrective action.

VI.                                Compliance and Accountability

With respect to all Supervised Persons, the Company’s Chief Compliance Officer has the authority to assess compliance with this Code and to report any deficiencies to the Company’s managers and/or to TDA’s General Counsel and its Chief Administrative Officer.  In addition, TDA’s General Counsel and its Chief Administrative Officer each has the authority to (i) assess compliance with this Code, and report violations of this Code to the Audit Committee of TDA’s Board of Directors to the extent either determines appropriate, and (ii) based upon the relevant facts and circumstances, determine appropriate action or recommend to the Audit Committee appropriate action.

A violation of this Code may result in disciplinary action, up to and including termination of employment.

Code of Business Conduct and Ethics

Appendix A, Defined Terms

The terms below are defined in the sections indicated:

1)  “Access Persons”: Supervised Persons of the Company who may have access to non-public information relating to the Company’s advisory activities

                                                i. Any supervised person:

A.    Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings or any reportable fund, or

B.    Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

                                                ii. All of Amerivest’s directors, officers and partners are presumed to be access persons.

2)  “Advisors Act”:  Investment Advisers Act of 1940

3)  “Beneficial ownership”:  Beneficial ownership is interpreted in the same way as in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934, and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. For example, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

Furthermore, beneficial ownership shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

i.      The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

ii.     The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

A.    Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also Rule
16a-1(a)(4);

B.    A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

1.               The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

2.               The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

C.             A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

1.               The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

2.               Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

D.            A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

E.              A person’s interest in securities held by a trust,; and

F.              A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

iii.    A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

4)  “Code”:  Amerivest Investment Management, LLC Code of Business Conduct and Ethics

5) “Company”:  Amerivest Investment Management, LLC (“Amerivest”)

6)  “Supervised Persons”:   managers, officers and associates of the Company as well as any other persons who are subject to its supervision and control.

7)  “Public Disclosures”:  full, fair, accurate, timely and understandable disclosure in the reports and documents that Amerivest Investment Management, LLC (herein called “Amerivest” or the “Company”) files with or submits to the Securities and Exchange Commission (the “SEC”) and in other public communications made by Amerivest

8)  “Reportable Securities”: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.  Except that it does not include:

i. Direct obligations of the Government of the United States;

ii. Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iii. Shares issued by money market funds;

iv. Shares issued by open-end funds other than reportable funds; and

v.  Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds

9)  “Reportable fund” means:

i.      Any fund for which you serve as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (i.e., in most cases you must be approved by the fund’s board of directors before you can serve); or

ii.     Any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940.

10)  “SEC”:  Securities and Exchange Commission

Appendix B, Holdings and Transaction Reports

TD AMERITRADE, Inc. Written Supervisory Procedure Manual

TD AMERITRADE Trading Policies and Procedures